UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): January 19, 2006
ALON USA ENERGY, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32567 (Commission File Number)	74-2966572 (IRS Employer Identification No.)
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (972) 367-3600

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02. Termination of a Material Definitive Agreement
     On January 11, 2006, Alon USA, Inc., a Delaware corporation (the “Borrower”), as borrower under the Amended and Restated Credit Agreement, dated January 14, 2004, as amended (the “Credit Agreement”), between the Borrower, the lenders party thereto and Credit Suisse First Boston, as administrative agent (the “Administrative Agent”), reported delivery of a notice to the Administrative Agent of the Borrowers intent to prepay in full all of its outstanding obligations under the Credit Agreement. The Borrower is a wholly-owned subsidiary of Alon USA Energy, Inc., the registrant.
     On January 19, 2006, the Borrower entered into a Termination and Release Agreement with Credit Suisse (formerly known as Credit Suisse First Boston), as agent for the lenders party to the Credit Agreement, and made a payment of approximately $103.9 million in satisfaction of its outstanding borrowings under the Credit Agreement. Of this amount, $100 million represents a voluntary prepayment of the outstanding principal under the Credit Agreement, approximately $0.9 million represents accrued and unpaid interest on the principal balance, and $3 million represents a 3% prepayment premium. Although the Credit Agreement was terminated effective January 19, 2006, the Borrower remains liable under the Termination and Release Agreement for the payment of (i) possible breakage costs, (ii) expense reimbursements, and (iii) contingent indemnity obligations. The Borrower does not expect to have any breakage costs since payment was made at the end of the applicable interest period.
     Attached as Exhibit 99.1 hereto and incorporated herein by reference in its entirety is the press release issued by the Registrant on January 19, 2006, announcing the prepayment of the obligations under the Credit Agreement.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit
Number	Description

99.1	Press Release of the Registrant dated January 19, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALON USA ENERGY, INC.
By:	/s/ Harlin R. Dean
Harlin R. Dean
Vice President, General Counsel and Secretary

Date: January 19, 2006

INDEX TO EXHIBITS

Exhibit
Number	Description

99.1	Press Release of the Registrant dated January 19, 2006.

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